[LETTERHEAD OF FRIEDMAN, BILLINGS, RAMSEY & CO. INC.]

                                              INSTITUTIONAL BROKERAGE
                                              RESEARCH
                                              INVESTMENT BANKING

                                              Potomac Tower
                                              1001 Nineteenth Street North
                                              Arlington, Virginia 22209-1710

                                              Telephone (703) 312-9500
                                              Fax (703) 812-9501


August 19, 1998



Board of Directors
Attn: James B. Pittard, Jr.
President & Chief Executive Officer
Community Savings, F. A.
660 US Highway 1
North Palm Beach, FL  33408


RE: Reorganization and Plan of Conversion Marketing Services


Gentlemen:

This letter sets forth the terms of the proposed engagement between Friedman, Billings, Ramsey and Co., Inc. ("FBR") and Community Savings, F. A. ("Community Savings"), concerning our Investment Banking Services in connection with the Plan of Conversion and Plan of Reorganization (the "Plan") in connection with the reorganization of Community Savings, F. A. and Community Savings Bankshares, Inc. from the mutual holding company format into the stock holding company structure.

FBR is prepared to assist Community Savings in connection with the offering of its shares of common stock during the Subscription Offering and Community Offering as such terms are defined in the Plan. The specific terms of the services contemplated hereunder shall be set forth in a definitive sales agency agreement (the "Agreement") between FBR and Community Savings to be executed prior to mailing of the Offering material. The price of the shares during the Subscription Offering and Community Offering will be the price established by Community Savings Board of Directors, based upon an independent appraisal as approved by the appropriate regulatory authorities, provided such price is mutually acceptable to FBR and Community Savings.

In connection with the Subscription Offering and Community Offering, FBR will render the following services:

1.    Act as the Financial Advisor to Community Savings;
2.    Create marketing materials and formulate a marketing plan;
3.    Conduct   training  for  all  Directors  and  Employees   concerning   the
      reorganization and stock offering;
4.    Manage Stock Center and staff with FBR personnel;
5.    Assist Community Savings and Attorneys with listing on Nasdaq; and
6. Provide general advisory services including capital management strategies, dividend policy and mergers and acquisitions strategies for a period of one year following the completion of the Offering

After the Offering, FBR intends to become a Market Maker and continue coverage of Community Savings through after market support and research.

At the appropriate time, FBR, in conjunction with its counsel, will conduct an examination of the relevant documents and records of Community Savings as FBR deems necessary and appropriate. Community Savings will make all documents, records and other information deemed reasonably necessary by FBR or its counsel available to them upon request, subject to any limitations imposed by applicable law and regulations.

                                                       Mr. James B. Pittard, Jr.
                                                       August 19, 1998
                                                       Page 2 of 5


For its services hereunder, FBR will receive the following compensation and reimbursement from Community Savings:

1. A management fee of $50,000 payable as follows, $25,000 upon the signing of this letter and $25,000 upon receiving OTS approval of the Plan Application. Should the Plan be terminated for any reason not attributable to the action or inaction of FBR, FBR shall have earned and be entitled to be paid fees accruing through the stage at which point the termination occurred.

2. A marketing fee of 0.75% of the aggregate Purchase Price of Common Stock sold in the Subscription Offering and Community Offering, excluding those shares purchased by Community Savings officers, directors, or employees (or members of their immediate families) or by any ESOP, charitable foundation, tax-qualified or stock compensation plans (except IRA's) or similar plan created by Community Savings for some or all of its directors or employees. The management fee of $50,000 will be subtracted from the marketing fee.

3. If any shares of Common Stock remain available after the Subscription and Community Offering, at the request of Community Savings, FBR will seek to form a syndicate of registered broker-dealers to assist in the sale of such remaining Common Stock on a best efforts basis, subject to the terms and conditions set forth in a selected dealers agreement. Total fees paid to FBR and selected broker-dealers will not exceed 0.75% of the aggregate Purchase Price of the shares of Common Stock sold in a syndicated offering. The decision to utilize selected broker-dealers will be made by Community Savings upon consultation with FBR. In the event, with the respect to any stock purchases, fees are paid pursuant to this paragraph 3, such fees shall be in lieu of, and not in addition to, any payment required pursuant to paragraph 2.

4. The foregoing commissions are to be payable to FBR at closing as defined in the agreement to be entered into between FBR and Community Savings.

5. FBR shall be reimbursed for allocable expenses incurred by them, including legal fees, whether or not the Agreement is consummated. These expenses shall not exceed $70,000.

It is further understood that Community Savings will pay all other expenses of the Plan including but not limited to its attorneys' fees, NASD filing fees, filing and registration fees and fees of either FBR's attorneys or the attorneys relating to any required state securities law filings, telephone charges, air freight, supplies, conversion agent charges, transfer agent charges, fees relating to auditing and accounting and costs of printing all documents necessary in connection with the foregoing.

For purpose of FBR's obligation to file certain documents and to make certain representations to the NASD in connection with the Plan, Community Savings warrants that: (a) Community Savings has not privately placed any securities within the last 18 months; (b) there have been no material dealings within the last 12 months between Community Savings and any NASD member or any person related to or associated with any such member; (c) none of the officers or directors of Community Savings has any affiliation with the NASD; (d) except as contemplated by this engagement letter with FBR , Community Savings has no financial or management consulting contracts outstanding with any other person;
(e) Community Savings has not granted FBR a right of first refusal with respect to the underwriting of any future offering of Community Savings stock; and (f) there has been no intermediary between FBR and Community Savings in connection with the public offering of Community Savings shares, and no person is being compensated in any manner for providing such service.

Community  Savings  agrees  to  indemnify  FBR  and  its  controlling   persons,
representatives and agents in accordance with the indemnification provisions (the "Indemnification Provisions") set forth in Appendix A hereto, and agrees to the other provisions of Appendix A, which is incorporated herein by this reference, regardless of whether the proposed Offering is consummated.

                                                       Mr. James B. Pittard, Jr.
                                                       August 19, 1998
                                                       Page 3 of 5


This letter is merely a statement of intent and is not a binding legal agreement except as to the compensation and reimbursement paragraphs numbered 1-5 above and the indemnity described above. While FBR and Community Savings agree in principle to the contents hereof and the purpose to proceed promptly, and in good faith, to work out the arrangements with respect to the proposed Offering, any legal obligations between FBR and Community Savings shall be only as set forth in a duly executed Agreement. The indemnification provision described above will be superseded by the indemnification provisions of the Agreement entered into by Community Savings and FBR. Such Agreement shall be in the form and content satisfactory to, among other things, there being in FBR's opinion no material adverse change in the condition or obligations of Community Savings or no material change in market conditions which would render the sale of the shares by Community Savings hereby contemplated inadvisable.

The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia (excluding the conflicts of laws rules).

Please acknowledge your agreement to the foregoing by signing below and returning to FBR one copy of this letter along with a payment of $25,000. This proposal is open for your acceptance for a period of thirty (30) days from the date hereof.

Very truly yours,




   /s/ J. ROCK TONKEL, JR.                        /s/ RICHARD A. BUCKNER
   ------------------------------                 ------------------------------
By:    J. Rock Tonkel, Jr.                            Richard A. Buckner

Title: Managing Director                              Senior Vice President

Date: August 19, 1998







Agreed and Accepted to this _________ day of ____________, 1998.

Community Savings, F. A.


By:       ________________________

Title:   _________________________

FRIEDMAN, BILLINGS, RAMSEY & CO. INC.

                                                       Mr. James B. Pittard, Jr.
                                                       August 19, 1998
                                                       Page 4 of 5


APPENDIX A


Community Savings F. A., Community Savings Bancshares, Inc. (a Delaware corporation), ComFed M. H. C., and Community Savings Bancshares, Inc. (a federal corporation) (here and after, known as "Community Savings") agree to indemnify and hold harmless FBR and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (FBR and each person being an "Indemnified Party") from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by FBR of the services contemplated by or the engagement of FBR pursuant to, this letter agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by Community Savings. Community Savings will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld); or
(ii) to the extent that any loss, claim, damage or liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from FBR's willful misconduct or gross negligence. Community Savings also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Community Savings or its security holders or creditors related to or arising out of the engagement of FBR pursuant to, or the performance by FBR of the services contemplated by, the letter agreement of even date herewith to which this is an appendix thereto (the "Letter Agreement"), except to the extent that any loss, claim, damage or liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from FBR's willful misconduct or gross negligence.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against Community Savings pursuant hereto, promptly notify Community Savings in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies Community Savings of the commencement thereof, Community Savings may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may retain counsel to participate in the defense of any such action; provided, however, that in no event shall Community Savings be required to pay fees and expenses for more than one firm of attorneys representing all Indemnified Parties unless the defense of one Indemnified Party is unique or separate from that of another Indemnified Party subject to the same claim or condition. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party's right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to Community Savings, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

If the indemnification provided for in this letter agreement is for any reason held unenforceable by an Indemnified Party, Community Savings agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to Community Savings, on the one hand, and FBR on the other hand, of the Offering as contemplated (whether or not the Offering is consummated) or, (ii) if (but only if) the allocation provided for in clause
(i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of Community Savings, on the one hand and FBR, on the other hand, as well as any other relevant equitable considerations. Community Savings agrees that for the purposes of this paragraph the relative benefits to Community Savings and FBR of the Offering as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by Community Savings or its shareholders, as the case may be, as a result of or in connection with the Offering bears to the fees paid or to be paid to FBR under

FRIEDMAN, BILLINGS, RAMSEY & CO. INC.

                                                       Mr. James B. Pittard, Jr.
                                                       August 19, 1998
                                                       Page 5 of 5

the Letter Agreement. Notwithstanding the foregoing, Community Savings expressly agrees that FBR shall not be required to contribute any amount in excess of the amount by which fees owed FBR under said Letter Agreement (excluding reimbursable expenses), exceeds the amount of any damages which FBR has otherwise been required to pay.

Community Savings agrees that without FBR's prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which this indemnification could be sought under the indemnification provisions of this letter agreement (in which FBR or any other indemnified Party is an actual or potential party to such claim, action or proceeding).

In the event that Community Savings does not promptly assume the defense of a claim or action, the Indemnified Party shall have the right to employ counsel reasonable satisfactory to Community Savings, at Community Savings's expense, to defend such pending or threatened action or claim.

Agreed and Accepted to this _________ day of ___________, 1998.

Community Savings, F.A.

By: __________________________

Title: _______________________